Exhibit D-11



                                   BEFORE THE

                       COUNCIL OF THE CITY OF NEW ORLEANS


IN THE MATTER OF AN INVESTIGATION  )
INTO ENTERGY CORPORATION'S         )
TRANSCO PROPOSAL AND               )         DOCKET NO. UD-99-1
JURISDICTION ISSUES RELATIVE TO    )
ENTERGY NEW ORLEANS, INC. AND      )
ENTERGY LOUISIANA, INC.            )


                              JOINT APPLICATION OF
                          ENTERGY NEW ORLEANS, INC. AND
                           ENTERGY LOUISIANA, INC. FOR
                        OFFICIAL ACTION OF APPROVAL OF OR
                               NON-OPPOSITION TO A
                          TRANSFER OF OWNERSHIP AND/OR
                     CONTROL OF CERTAIN TRANSMISSION ASSETS
                     --------------------------------------

          NOW BEFORE THIS COUNCIL, through their undersigned counsel, come Entergy New Orleans, Inc. ("Entergy New Orleans" or "ENO") and Entergy Louisiana, Inc. ("Entergy Louisiana" or "ELI") (collectively the "Applicants") for this, their Joint Application (the "Application") for, among other things, official action of approval of or official action of non-opposition to a transfer of ownership and/or control 1 of certain electric transmission assets


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1    The term " transfer of ownership and/or control" as used in this
Application shall mean a transfer of all substantive indicia of ownership but actual transfer of title. Such indicia include, but are not limited to, rights and obligations relating to the maintenance, operation, repair, and replacement of certain transmission assets.

of the Applicants and in support of this Application, the Applicants respectfully show as follows:

                         THE APPLICANTS AND THEIR SYSTEM

                                       I.

          The Applicants are public utility operating company subsidiaries of Entergy Corporation ("Entergy Corp."). Entergy Corp. is a public utility holding company organized pursuant to the Public Utility Holding Company Act of 1935 ("Holding Company Act"), created and existing pursuant to the laws of the State of Delaware, with its general offices and principal place of business at 639 Loyola Avenue, New Orleans, Louisiana 70113. Entergy Corp. owns all of the outstanding shares of common stock of its five public utility operating company subsidiaries: ENO, ELI, Entergy Arkansas, Inc. ("EAI"), Entergy Gulf States, Inc. ("EGS"), and Entergy Mississippi, Inc. ("EMI") (collectively, the "Operating Companies").

                                       II.

          The Operating Companies engage in the manufacture, generation, transmission, distribution, and sale of electricity to approximately 2.5 million retail customers throughout 84,000 square miles of Arkansas, Louisiana, Mississippi, and Texas. Pursuant to the Entergy System Agreement, which has been approved by the Federal Energy Regulatory Commission ("FERC"), the Operating Companies jointly plan and operate their electric generating facilities and bulk electric transmission facilities as a single, integrated electric system (the "Entergy System"). In addition, Entergy New Orleans provides retail gas service


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to approximately 150,000 retail customers in New Orleans, Louisiana. At the present time, the Operating Companies are subject to regulation by their respective state and/or local retail regulators: The Council of the City of New Orleans ("CNO" or "Council") as to ENO and as to ELI's operations within the Fifteenth Ward of the City of New Orleans (Algiers); the Louisiana Public Service Commission (the "LPSC" or "Commission") as to ELI and EGS's operations within Louisiana; the Arkansas Public Service Commission ("APSC") as to EAI; the Mississippi Public Service Commission ("MPSC") as to EMI; and the Public Utility Commission of Texas ("PUCT") as to EGS's operations within Texas.

                                      III.

          The Operating Companies also are subject to regulation by, among others, the FERC, which regulates the acquisition and disposition of facilities, interchange and transmission services, and wholesale purchases and sales of electric power and energy; the Securities and Exchange Commission ("SEC"), which regulates Entergy Corp. and its affiliates pursuant to, among others, the Holding Company Act; and the Nuclear Regulatory Commission ("NRC"), which regulates nuclear operations at the Entergy System's five (5) nuclear-fueled electric generating units.


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                      INDEPENDENT TRANSMISSION ORGANIZATION

                                       IV.

          The FERC has imposed a deadline of December 15, 2001, by which FERC-jurisidictional transmission facilities must be committed to an independent Regional Transmission Organization ("RTO").2 Such transmission facilities are to operated independently of the generation and merchant function of the utility, its affiliates and other market participants. The Entergy System has proposed that its FERC-jurisdictional transmission facilities be operated by a for-profit company ("Transco") that would be independent of Entergy Corp. and any of its other utility operations, which Transco would be a participant in the Southwest Power Pool's Partnership Regional Transmission Organization ("SPP Partnership RTO").

                                 THE APPLICATION

                                       V.

          The Applicants hereby request Council official action of approval of or non-opposition to a transfer ownership and/or control of certain of their transmission facilities and related assets to the independent transmission company. The Transco will be a limited liability company organized under Delaware law and authorized to engage in the business of providing non-discriminatory, open access transmission service, as required by the FERC,


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2    See Regional Transmission Organizations, Docket No. RM99-2-000, Order No.
2000, 89 F.E.R.C. P. 61,285 (1999) ("FERC Order No. 2000").


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over FERC-regulated transmission facilities.3  The Transco will operate as a public utility. The Operating Companies, including the Applicants, intend to contribute ownership and/or control of their transmission assets to the Transco in return for passive ownership interests in the Transco. Other transmission-owning entities likewise could contribute ownership and/or control of their transmission assets to the Transco in return for passive ownership interests in the Transco. The Transco LLC Agreement that will create the Transco is attached hereto as Joint Exhibit 1.

                                       VI.

          The Applicants are seeking the Council's approval of or non-opposition to the transfer of ownership and/or control of certain of the Applicants' electric transmission assets and facilities (including, as may be necessary or required, any related rights that may be subject to the Council's jurisdiction) to the Transco in order that those assets and facilities may be operated and managed by an independent transmission organization, consistent with FERC Order No. 2000, as well as requesting the approval of any and all financing transactions that will be necessary to create the Transco.


------------------------
3    The FERC has required all public utilities that own, control, or operate facilities used for transmitting electric energy in interstate commerce to file open access, non-discriminatory transmission tariffs that contain minimum terms and conditions of non-discriminatory service. See Promoting Wholesale Competition Through Open Access Non-discriminatory Transmission Services by Public Utilities, Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Docket Nos. RM95-8-000 and RM94-7-001, Order No. 888, 75 F.E.R.C. P. 61,080 (1996) ("FERC Order No. 888").


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                                      VII.

          This Application is one of a series of filings that the Applicants, either jointly or in concert with the other Operating Companies, must make in order to transfer ownership and/or control of their transmission assets and facilities to the Transco, which will participate in the proposed new SPP Partnership RTO, of which the Transco will be a part. The SPP is a regional electricity reliability council. On October 16 and December 29, 2000, Entergy Services, Inc. ("ESI") filed with the FERC, on behalf of the Applicants and the other Operating Companies, applications pursuant to FERC Order Nos. 2000 and 2000-A and Section 203 and 205 of the Federal Power Act ("FPA") for approval of the creation of an RTO, approval of the transfer of transmission assets to the RTO, and approval of a Transco rate structure. ESI, on behalf of the Operating Companies, sought approval of the SPP Partnership RTO under Order No. 2000 and approval under Section 203 of the FPA of the transfer of the transmission assets of the Operating Companies to the Transco.

                                      VIII.

          ELI's December 29 filing on behalf of the Operating Companies contains the Transco rate schedules that will be included as part of the SPP Partnership RTO's transmission tariff. In addition, as part of that filing, ESI, on behalf of the Operating Companies, seeks to terminate FERC rate schedule MSS-2 of its System Agreement, effective upon implementation of the Transco rate schedules. The Applicants understand that the SPP plans to file a single tariff for the SPP Partnership RTO that incorporates the details of a congestion management approach during the first half of 2001. ESI may make another filing on behalf of the Operating Companies with the FERC at or near the time of the SPP's filing,


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in order to conform the Transco rate schedules to the SPP tariff and the congestion management requirements.

                                       IX.

          In order to enable the Transco to be operational no later than December 15, 2001, pursuant to FERC Order No. 2000, ESI has asked the FERC to act on its application and the subsequent RTO-related filings by July 31, 2001. Moreover, to allow ESI to initiate the process of selecting the independent board of the Managing Member that would manage the Transco, ESI also requested that the FERC issue a ruling on the proposed board selection process by March 1, 2001. The approval sought from this Council in the present Application is contingent upon the Applicants securing the relief requested from the FERC in the proceedings described above.

                             REVIEW BY THIS COUNCIL

                                       X.

          The Council of the City of New Orleans is reviewing the proposed transfer of transmission assets pursuant to the Council's authority set forth in the Home Rule Charter of the City of New Orleans.

                              THE TRANSCO PROPOSAL

                                       XI.

          Pursuant to the SPP Partnership RTO proposal, an independent Transco (owning or controlling the transmission assets of the Operating Companies and similar transmission assets of other transmission owners) will operate under the


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oversight, and within the umbrella, of the SPP. The SPP was formed in 1941 by a voluntary, intercompany agreement among eleven utilities. In 1968, the SPP became a regional reliability council, joining with several other such organizations to form the predecessor to the North American Electric Reliability Council ("NERC"). Members of the SPP currently have more than four million customers in a 288,000 square-mile area, including all or part of the states of Arkansas, Kansas, Louisiana, Mississippi, Missouri, New Mexico, Oklahoma, and Texas. Some of the SPP Partnership RTO's functions will be performed by the SPP and some will be performed by the Transco.

                                      XII.

          The allocation of functions between the Transco and the SPP is set forth in a Memorandum of Understanding, which is attached hereto as Joint
Exhibit 2. The SPP Partnership RTO will be responsible for (1) acting as regional security coordinator for the SPP and Transco system; (2) performing Available Transmission Capacity ("ATC")/Total Transmission Capacity ("TTC") calculations; (3) fostering input by market participants into the Transco's policies; (4) overseeing the regional transmission system expansion process; and
(5) providing a forum for market monitoring and dispute resolution. The Transco will have control over the portions of its transmission tariff which affect the commercial terms and conditions of the Transco's facilities and other commercial responsibilities.

                                      XIII.

          Although Transco participants, such as the Applicants, which contribute assets to the Transco will be entitled to share in the Transco's profits or losses, such participants will hold only passive ownership interests


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in the Transco. The business affairs of the Transco will be conducted by the
Managing Member, a separate Delaware corporation. The Managing Member, in turn, will be governed by an independent, seven-member board. This Managing Member Board will be selected by a Board Selection Committee, constituted of representatives of various market participants, from a pool of qualified candidates identified by a nationally recognized search firm. The Transco Implementation Plan by which the Managing Member's board will be selected is attached hereto as Joint Exhibit 3. The structure of the Managing Member Board will ensure the independence of the Transco from the Operating Companies, any other Entergy Corporation affiliate, or any entity owning a passive interest in the Transco, or any other entity that participates in the wholesale electricity market.

                                      XIV.

          As is the case for boards of directors in general, the Managing Member Board will owe, to those who elect it, a fiduciary duty to maximize the value of the Transco and the assets controlled by the Transco and to protect the integrity of the passive owners' capital investments. However, the Managing Member Board is prohibited from considering any interests of the passive owners other than their interests in the Transco's business pursuant to the Transco LLC Agreement.4


------------------------
4    Entergy will revise section 9.1(b) of the Transco LLC Agreement (Joint
Exhibit 1) to clarify that the fiduciary duties owed by the Managing Member to the Transco members prohibit the Managing Member from considering the interests of those members outside the Transco's business. This will be accomplished by changing the word "require" in the last sentence of section 9.1(b) to "allow." With this clarification, the Transco's governance structure complies with the independence principles set forth in FERC Order No. 2000.


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


                                       XV.

          The MOU, which was approved by the SPP board on July 20, 2000, describes the allocation of responsibilities between the Transco and the SPP Partnership RTO. The MOU provides the general principles that will govern the SPP Partnership RTO. The development of the SPP Partnership RTO is conditioned on the implementation of these principles. All of the details of the congestion management approach that will apply across the SPP Partnership RTO have not yet been developed. Entergy Corp. and SPP have reached agreement in principle on a "hybrid" congestion management approach that would use locational marginal pricing for the real-time balancing energy market and that would provide tradable transmission rights for the forward markets. A working group of the SPP currently is developing details to implement this approach. The Applicants expect the details of a congestion management approach to be completed in the near future and filed with the FERC.

                                      XVI.

          The Applicants believe the proposed SPP Partnership RTO is in the public interest: The proposal satisfies the requirement of FERC Order No. 2000 that the Applicants' transmission network be placed under independent management. The binary RTO structure (the Transco as a member of the SPP Partnership RTO) allows for the creation of an RTO substantially larger than an Transco-only or SPP-only RTO. Moreover, the binary RTO structure may be more attractive to other utilities than an independent system operator, a possible alternative, and should permit the voluntary formation of an even larger RTO.


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


                                      XVII.

          The Applicants believes that the Transco is an appropriate vehicle to facilitate the expansion of the transmission grid, which will be important in creating a robust wholesale power market for both wholesale and retail customers. The Transco will be a regulated, for-profit entity that will be responsive to incentives for superior grid performance and high-quality service and can be held accountable for its commercial actions and business decisions. The transfer of ownership and/or control of the Applicants' transmission assets to the Transco satisfies the requirements of both federal and Louisiana law.

                     FACILITIES AND ASSETS TO BE TRANSFERRED

                                     XVIII.

          The Applicants propose to transfer to the Transco all facilities related to the transmission of electric energy that operate at a voltage of 69 kilovolts ("kV") or above (the "bulk power system"). These facilities include:

     a) transmission lines (including towers, poles, and conductors) and transmission substations;

     b)   transformers providing transformation within the bulk power system;

     c)   system control centers and operating facilities;

     d) lines providing connections to generation sources and step-up (generating plant) substations;

     e) radial taps from the transmission system up to, but not including, the facilities that establish the final connection to distribution facilities or retail customers;


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     f)   common facilities in substations that provide primarily a transmission function; and

     g) voltage control devices and power flow control devices directly connected to the transmission system.

                                      XIX.

          With respect to the split between transmission and distribution assets, the transmission assets transferred to the Transco include equipment and devices that operate at 69 kV or above and function as part of the integrated transmission system to deliver bulk power to transmission customers. Thus, transmission lines and the switching stations and substations which serve to interconnect only transmission lines are considered transmission facilities. Similarly, distribution assets include equipment and devices that operate below 69 kV or function a part of the distribution delivery system. Thus, distribution lines, and the switching stations and substations which serve to interconnect only distribution lines, are considered distribution facilities.

                                       XX.

          The Applicants have a number of dual function substations that contain transmission elements (i.e., facilities operating at 69 kV or above) and distribution elements (i.e., facilities operating below 69 kV). For these dual function substations, the dividing line between transmission and distribution is at the high voltage side of the disconnect switch of the distribution transformer. For the common use assets (i.e., land, structures, and equipment used to support both transmission and distribution functions) located at dual function substations, these assets will be considered transmission facilities for substations that are connected to three or more transmission lines and distribution facilities for substations that are connected to one or two transmission lines.

                                      XXI.

          With respect to the split between generation and transmission assets, generator step-up transformers and generator leads are classified as generation assets. The dividing line between the generation assets and transmission assets is defined to be at the high-voltage bushing of the generator step-up transformer. All common use assets within a generation switchyard will be classified as transmission assets and assigned to the Transco because of their effect on the integrated transmission system.

                                      XXII.

          The transmission facilities to be transferred to the Transco are described in the Direct Testimony and Exhibits of Company witnesses George R. Bartlett and J. David Wright. Mr. Bartlett describes the transmission assets that will be transferred, including the division between the transmission and distribution assets and the generation and transmission asset. Mr. Wright identifies and describes the accounting treatment for the transfer of assets and liabilities to the Transco.

                                 PUBLIC INTEREST

                                     XXIII.

          The proposed transfer of transmission assets is consistent with orders of the FERC and is in the public interest.


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


                              FINANCING THE TRANSCO

                                      XXIV.

          As noted above, the Applicants intend to transfer their transmission assets to the Transco in return for a passive ownership interest. Through a series of transactions that mayinclude the transfer of legal title, the Applicants will transfer ownership and/or control of their transmission assets to the Transco. These transactions are designed to allow the Applicants to minimize tax effects associated with the transfer of assets. The Applicants initially will transfer ownership and/or control of their transmission assets and facilities to an intermediate transmission entity ("ITE"), which will be owned by the Applicants and the other Operating Companies.

                                      XXV.

          The ITE will aggregate the transmission assets and facilities of all the Operating Companies for the ultimate transfer of ownership and/or control to the Transco through three limited liability companies. In addition, Entergy Corp. will own a one percent interest in two of these three limited liability companies, which will hold the passive ownership interest in Transco.

                                      XXVI.

          After the Applicants and the other Operating Companies transfer their assets to the ITE and to Transco, and before any distributions are made from Transco to the Operating Companies, each Operating Company will form a transmission holding company subsidiary ("HOLDCO"), and will transfer its ownership interest in the ITE to its HOLDCO. The formation of HOLDCO by the Applicants and each of the Operating Companies and the transfer by each of them


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


of their ownership interest in the ITE is for the purpose of minimizing tax effects. The HOLDCO will have no effect on the operations or control of Transco.

                                     XXVII.

          In order to further ensure the independence of the Transco, the existing mortgage and other long-term debt of the Applicants will not be assumed by the Transco. Instead, there will be interim internal debt assumption agreements between the Applicants and the ITE. The ITE will obtain independent financing, the proceeds of which will be used to repay of the debt of the Applicants and the other Operating Companies allocable to their transmission assets. The debt issued by the ITE will become the responsibility of the Transco upon completion of the transfer of transmission assets to the Transco. This process is explained in more detail in the Direct Testimony of Applicants' witness Steven C. McNeal.

                                  THE WITNESSES

                                     XXVIII.

          The Applicants are submitting in support of their Application the Direct Testimony and Exhibits of Frank F. Gallaher, George R. Bartlett, J. David Wright, Steven C. McNeal, and Bruce M. Louiselle. The substance of the witnesses' testimony may be briefly summarized as follows:

          a) Mr. Gallaher will outline the Company's proposal in more detail, introduce the other witnesses, discuss the process by which the Transco proposal was developed, summarize the relevant FERC filings and requirements, and explain


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the advantages of the Transco and the SPP Partnership RTO structure to New
Orleans and Algiers retail ratepayers.

          b) Mr. Bartlett will describe the physical assets which must be separated and transferred and transmission planning under the SPP Partnership RTO.

          c) Mr. Wright will discuss the accounting for the proposed transfer, and will present a pro forma balance sheet for the Transco.

          d) Mr. McNeal will discuss the financial process by which the Transco will be formed, its initial capital structure, and the impact of the transfer of transmission assets and facilities on the Applicants' financial structure.

          e) Mr. Louiselle will discuss the proposed Transmission Rate Rider ("TRR") and explain why the proposed transfer is in the public interest.

                             CONTINUING JURISDICTION

                                      XXIX.

          Because ENO and ELI will retain their independent corporate forms, the transfer of transmission assets will not result in the loss by this Council of jurisdiction over the retail rates of ENO and ELI in Algiers.

                      TIMELINESS OF HEARINGS AND APPROVALS

                                      XXX.

          Because the transaction is required pursuant to applicable FERC Orders, and because of the relatively large number of regulatory approvals that will be required in order for the transaction to be consummated, the Applicants


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respectfully request that this Council promptly address this Application, so that this Council may issue an appropriate ordinance, if any, on this matter by July 31, 2001. The transfer of transmission assets is expressly contingent upon its approval by the appropriate regulatory agencies, including this Council and the FERC.

                                      XXXI.

          For purposes of this proceeding, Applicants' representatives are as follows:

                                Daniel F. Packer
                      President and Chief Executive Officer
                            Entergy New Orleans, Inc.
                               1600 Perdido Street
                              New Orleans, LA 70112
                        Telephone (504) 670-3620 (voice)
                                 (504) 670-3619

                             J. Wayne Anderson, Esq.
                             Entergy Services, Inc.
                                   26th Floor
                                639 Loyola Avenue
                              New Orleans, LA 70113
                        Telephone: (504) 576-4377 (voice)
                           (504) 576-5579 (facsimile)


          WHEREFORE, the Applicants pray as follows:

     A. That this Application be filed in the above entitled and numbered docket;

     B.   That, after due and lawful proceedings are had, this Council:


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          1.   Find that the transfer of ownership and/or control of certain of the Applicants' electric transmission assets described herein, but more particularly and specifically described in the testimony and exhibits of the witnesses attached hereto and made part hereof, is in the public interest, and, subject to the terms and conditions to be established hereby, fully complies with Louisiana law and the ordinances of this Council;

          2. Take official action to grant approval of or express non-opposition to a transfer of the transmission assets of ENO and ELI as a result of the transfers of such assets to the Transco;

     C. Grant all general and equitable relief that the law and the nature of the case may permit.

                                             Respectively submitted,

                                             J. Wayne Anderson, Bar No. 2466
                                             Margot G. Augustin, Bar No. 20087
                                             J. Christopher Neel, Bar No. 25804


                                             By:
                                                -------------------------------


                                             ATTORNEYS FOR
                                             ENTERGY NEW ORLEANS, INC. AND
                                             ENTERGY LOUISIANA, INC.


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                             CERTIFICATE OF SERVICE

          I, the undersigned counsel, hereby certify that a copy of the above and foregoing Application has been served on the persons listed below by facsimile, hand delivery or by mailing said copy through the United States Postal Service, postage prepaid, and addressed as follows:

Jacquelyn Frick - Director                   Mavis S. Early, Esq.
City Council Utilities Regulatory Office     City Attorney - Law Department
City Hall - Room 6E07                        City Hall - 5th Floor
1300 Perdido Street                          New Orleans, LA  70112
New Orleans, LA   70112                      Office:      (504) 565-6200
Office:      (504) 565-6355                  Facsimile:   (504) 565-7691
Facsimile:   (504) 565-6361                  Service of Discovery not required

Lilliam Zayas - Director                     Glen Ortman, Esq.
Utilities Department                         Paul Nordstrom, Esq.
City Hall - Room 2W14                        Verner, Liipfert, Bernhard,
1300 Perdido Street                          McPherson and Hand
New Orleans, LA  70112                       901-15th Street, N.W. - Suite 700
Office:      (504) 565-6260                  Washington, D.C.  20005
Facsimile:   (504) 565-6449                  Office:      (202) 371-6000
                                             Facsimile:   (202) 371-6279

Kenneth M. Carter, Esq.                      Walter J. Wilkerson, Esq.
Kathryn Washington, Esq.                     Wilkerson and Henry
Carter & Cates                               650 Poydras Street, Suite 1913
1100 Poydras Street, Suite 1230              New Orleans, LA  70130
New Orleans, LA  70163                       Office:      (504) 522-4572
Office:      (504) 569-2005                  Facsimile:   (504) 522-0728
Facsimile:   (504) 569-2008

Joseph A. Vumbaco                            Michael Carey
Legend Consulting Group                      Legend Consulting Group
4643 South Ulster Street, Suite 1485         650 Poydras Street, Suite 2315
Denver, CO  80237-2869                       New Orleans, LA  70130
Office:      (303) 843-0351                  Office:      (504) 568-1800
Facsimile:   (303) 843-0529                  Facsimile:   (504) 568-1804


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Errol Smith                                  Frank Uddo, Esq.
Bruno and Tervalon                           Uddo & Milazzo
4298 Elysian Fields Avenue                   Two Lakeway Center, Suite 1510
New Orleans, LA  70122                       3850 N. Causeway Boulevard
Office:      (504) 284-8733                  Metairie, LA  70002
Facsimile:   (504) 284-8296                  Office:      (504) 832-7204
                                             Facsimile:   (504) 832-7208

John H. Chavanne                             John S. Keller, Esq.
Chavanne Enterprises                         P.O. Box 56367
P.O. Box 807                                 New Orleans, LA  70156-6367
New Roads, LA  70760-0807                    Office:      (504) 588-9173
Office:      (225) 638-8922                  Facsimile:   (504) 588-9972
Facsimile:   (225) 638-8933

Albert D. Eiffert                            Dale M. Crawford
Entergy New Orleans, Inc.                    Entergy Services, Inc.
Mail Unit L-ENT-15A                          CNG Tower - Suite 1370
639 Loyola Avenue                            1450 Poydras Street
New Orleans, LA  70113                       New Orleans, LA  70112
Office:      (504) 576-4673                  Office:      (504) 576-6280
Facsimile:   (504) 576-5921                  Facsimile:   (504) 576-6200

Gary L. Groesch
Alliance for Affordable Energy               Emma Williams, Director
604 Julia Street                             Clerk of Council
New Orleans, LA  70130                       City Hall - Room 1E04
Office:      (504) 525-0778                  1300 Perdido Street
Facsimile:   (504) 525-0779                  New Orleans, LA 70112
                                             Office: (504) 565-6393
                                             Facsimile: (504) 565-6387
                                             Service of Discovery not required

Ronald J. Pursell
Council Chief of Staff
City Hall - Room 1E06
1300 Perdido Street
New Orleans, LA 70112
Office: (504) 565-6362
Facsimile: (504) 565-7144


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             New Orleans, Louisiana, this     day of January, 2001.
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